     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2001
                                                      REGISTRATION NO. 333-56796

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                    FORM F-3/A
                                   AMENDMENT
                                     NO. 1
                                       TO


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                 ---------------

                             ASM INTERNATIONAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                THE NETHERLANDS                        98-0101743
        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)

             JAN VAN EYCKLAAN 10,3723 BC BILTHOVEN, THE NETHERLANDS
                             (011)(31) 30 229 84 11
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               ARTHUR H. DEL PRADO
                                ASM AMERICA INC.
                           3440 EAST UNIVERSITY DRIVE
                             PHOENIX, ARIZONA 85034
                                 (602) 470-5700
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                              P. ROBERT MOYA, ESQ.
                             STEVEN P. EMERICK, ESQ.
                        QUARLES & BRADY STREICH LANG LLP
                                 RENAISSANCE ONE
                              TWO NORTH CENTRAL AVE
                             PHOENIX, ARIZONA 85004
                                 (602) 230-5500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED              PROPOSED
                                                                  MAXIMUM               MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE          AGGREGATE             AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED          PER SHARE(2)       OFFERING PRICE(2)     REGISTRATION FEE
     ---------------------------            ----------          ------------       -----------------     ----------------
Common shares, par value Nlg. 0.01 per
  share ..............................      4,581,498            $14.1875            $65,000,000            $    16,250(3)


(1) Any additional common shares to be issued as a result of stock splits, stock dividends, or similar transactions shall be covered by this registration statement as provided in Rule 416.

(2) Estimated pursuant to Rule 457(c), based on the last reported sales price on the Nasdaq National Market on March 5, 2001, solely for the purpose of calculating the registration fee.


(3) Previously paid.


                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 19, 2001


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ASM INTERNATIONAL N.V.
                        4,581,498 SHARES OF COMMON STOCK


         This prospectus relates to 4,581,498 common shares to be offered for sale from time to time by us. We will receive all of the proceeds (excluding registration costs and underwriting discounts) from the sale of the shares.

         We are selling shares pursuant to the terms of an equity line financing agreement between us and Canadian Imperial Holdings, Inc., the selling shareholder and underwriter. Under the terms of this agreement:

- We can issue and sell to the underwriter up to $65,000,000 in the aggregate of our common shares over the term of the agreement which ends on July 6, 2002, but we may not issue and sell more than $10,000,000 each five trading days, unless it is necessary to cure a collateral value shortfall under our credit facility with Canadian Imperial Bank of Commerce; and

- The underwriter is obligated to purchase the shares from us for a purchase price equal to 95.5% of the simple average of the volume weighted average trading price during the five trading days preceding the date of sale, except that in the case of an issuance and sale by us of more than $10,000,000 of our common shares to cure a collateral value shortfall under our Canadian Imperial Bank of Commerce credit agreement, the volume weighted average trading price is measured over a period of the preceding 10 to 25 trading days, based on the size of the issuance.

         For further information regarding the terms governing the issuance and sale of shares under the agreement and the sale of such shares by the underwriter, see "Plan of Distribution" on page 10.

         We will pay for all of the costs relating to the registration of the common shares, estimated to be approximately $200,000.

         Our common stock is listed on the Nasdaq National Market under the symbol "ASMI" and on the official market of the Euronext Amsterdam stock exchange under the symbol "ASM." On March 5, 2001, the closing sales price of our common shares on the Nasdaq National Market was $14.1875 and on the Euronext Amsterdam was E14.80.

BEFORE INVESTING IN THE SHARES, YOU SHOULD REVIEW THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO UNDERSTAND THE RISKS THAT MAY BE ASSOCIATED WITH BUYING OUR SHARES.

None of the Securities and Exchange Commission, any state securities commission or the Euronext Amsterdam has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is April 19, 2001

                                TABLE OF CONTENTS




                                                                            Page

Risk Factors                                                                  3
Special Note Regarding Forward-Looking Statements                             8
Information About the Offering                                                9
Capitalization                                                               10
Interests of Named Experts and Counsel                                       10
Plan of Distribution                                                         10
The Selling Shareholder                                                      12
Expenses of the Issue                                                        13
Where You Can Find Additional Information About ASM International            13
Documents Incorporated by Reference                                          13

                                ----------------

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

We have not taken any action to permit a public offering of the common shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

As used in this prospectus, the terms "we," "us," "our" and ASM International mean ASM International N.V. and its subsidiaries, unless the context indicates another meaning, and the term "common shares" means our common shares, par value Nlg. 0.01 per share. Since we are a Netherlands company, the par value of our common shares is expressed in Netherlands guilders, or "Nlg." We were incorporated on March 4, 1968 as a Netherlands naamloze vennootschap, or public limited liability company, and were known as Advanced Semiconductor Materials International N.V. until November 1996.

Our principal executive offices are located at Jan van Eycklaan 10,3723 BC Bilthoven, the Netherlands. Our telephone number at that location is (011)(31) 30 229 84 11.

ABN AMRO Bank N.V. is our transfer agent and paying agent in the Netherlands. Our New York transfer agent and registrar is Citibank, N.A.

Until 40 days after the date this registration statement is declared effective, broker-dealers conducting transactions in the common shares offered hereby may be required to deliver this prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ASM, the ASM logo, IDEALine, Epsilon, Advance, A6OOUHV, Eagle, Pulsar, Levitor, Aurora, ALCVD, Atomic Layer CVD, Polygon, Trident, Rapidfire and A412 are used as pending or registered ASM International trademarks in one or more countries.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information contained or incorporated by reference in this prospectus, including the financial statements and the notes to those statements, before deciding to invest in our common shares. Investing in our common shares involves a high degree of risk. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business could be harmed and the trading price of our common shares could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 8 of this prospectus.


THE SALE OF COMMON STOCK PURSUANT TO THE EQUITY LINE MAY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.


Under our equity line financing agreement with Canadian Imperial Holdings, Inc., we may sell up to $65 million in the aggregate of our common shares. We may sell up to $10 million of our common shares, or such greater amount of shares as may be necessary to cure a collateral value shortfall under our credit facility with Canadian Imperial Bank of Commerce, as often as every five business days. The purchase price of the shares will be equal to 95.5% of the simple average of the daily volume weighted average sale price during the five trading days preceding the date of sale, except that in the case of an issuance and sale by us of more than $10 million to cure a collateral value shortfall under our Canadian Imperial Bank of Commerce credit agreement, the volume weighted average trading price will be measured over a period of from 10 to 25 trading days preceding the date of sale, based on the size of the issuance. Because the price of the shares that may be sold under the equity line is based on the market value of the common shares at the time of the sale, the number of shares sold will be greater if the price of the common shares declines, which would cause greater ownership dilution. The equity line agreement does not limit the price at which common shares may be sold.



The total number of shares that may be issued under the equity line depends on the market price of our common shares at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell from time to time, to the underwriter. The equity line permits us to choose to sell no shares, or as many shares as we wish, subject to limitations contained in the equity line agreement and our obtaining all necessary approvals, if any, to sell more shares than are offered in this prospectus.


Our decision to choose to sell all possible shares under the equity line as reflected above would be influenced by, among other things, whether it is in the best interests of the shareholders to sell at lower market prices, whether there is an uncured shortfall in the cash and stock collateral pledged to Canadian Imperial Bank of Commerce under the credit agreement and other factors. In that connection, we are only registering 4,581,498 shares for sale with the Securities and Exchange Commission, which represents 9.4% of our stock outstanding as of March 5, 2001.




THE SALE OF MATERIAL AMOUNTS OF OUR COMMON SHARES COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

Sales of our common stock under the equity line may cause the price of our common shares to decrease due to the additional selling pressure in the market. In addition, this downward pressure on our stock price could cause some of our shareholders to engage in short sales of our common shares, which may cause the price of our stock to decline even further. The equity line agreement does not impose a minimum price at which our common shares may be sold. If the price of our common shares declines below the Nasdaq National Market minimum bid requirement, our continued listing on the Nasdaq National Market could be jeopardized.




OUR MANAGEMENT'S BROAD DISCRETION IN THE USE OF PROCEEDS FROM THE EQUITY LINE MAY ADVERSELY AFFECT YOUR INVESTMENT.



We have no current specific plans for the use of the net proceeds from the equity line. Additionally, we may choose not to sell shares in the future. However, if we choose to sell shares, we anticipate using the net proceeds generally for repayment of outstanding indebtedness including under our Canadian Imperial Bank of Commerce credit agreement, and general corporate purposes, including working capital. We have not identified any actual expected expenditures. Our management will have significant flexibility in deciding when to sell shares and how to apply the net proceeds from the equity line.




OUR REVENUES AND OPERATING RESULTS FLUCTUATE DUE TO A VARIETY OF FACTORS, WHICH MAY RESULT IN VOLATILITY OR A DECREASE IN THE PRICE OF OUR COMMON SHARES.




Our revenues and operating results have varied significantly and may vary significantly in the future due to a number of factors, including:



     - Cyclicality. The semiconductor industry is subject to sudden, extreme, cyclical variations in product supply and demand. In some cases, these cycles have lasted more than a year.

     - The Length and Variability of the Sales Cycle and Implementation Periods for Our Products. Our products are technologically complex. Customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. The long sales cycle also subjects us to the risk of making expenditures for anticipated orders long into the future.

     - The Timing of Customer Orders, Cancellations and Shipments. The industry's long sales cycles and the complexity of our products subject us to risks involving customers' budgetary constraints, internal acceptance reviews and cancellations. Consequently, orders expected in one quarter could shift to another because of the timing of customers' purchase decisions.

     - Technological Changes. The semiconductor industry and the semiconductor equipment industry are subject to rapid technological change and frequent introductions of enhancements to existing products. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Some competitors may be further along or better funded in their research and development of new technology.

     - Disruptions in Sources of Supply. We are currently outsourcing a substantial majority of the manufacturing of our front-end furnace and epitaxial reactors to a single supplier based in the Netherlands. If our contractor becomes unable to deliver products, we could have a disruption of our operations.

     - Competition. We face competition or potential competition from companies with greater resources than ours, and if we are unable to compete effectively with these companies, our ability to fund capital requirements and our market share may decline.

     - Exchange Rate Fluctuations. Our assets, liabilities and operating expenses and those of our subsidiaries are to a large extent denominated in the currency of the country where each entity is established. Our financial statements are expressed in Euros. The translation exposures that result from the inclusion of financial statements of our subsidiaries that are expressed in the currencies of those subsidiaries are not hedged. As a result, our operational results are exposed to fluctuations of various exchange rates versus the Euro.


WE DERIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUE FROM SALES TO A SMALL NUMBER OF LARGE CUSTOMERS, AND IF WE ARE NOT ABLE TO RETAIN THESE CUSTOMERS, OR THEY RESCHEDULE, REDUCE OR CANCEL ORDERS, OUR REVENUES WOULD BE REDUCED AND OUR FINANCIAL RESULTS WOULD SUFFER.



Our largest customers account for a significant percentage of our revenues. Our largest customer accounted for approximately 14.2% of our net sales in 2000. Our ten largest customers accounted for approximately 45.2% of our net sales in 2000. Sales to these large customers have varied significantly from year to year and will continue to fluctuate in the future.



These sales also may fluctuate significantly from quarter to quarter. We may not be able to retain our key customers or these customers may cancel purchase orders or reschedule or decrease their level of purchases from us. Any substantial decrease or delay in sales to one or more of our key customers could harm our sales and financial results. In addition, any difficulty in collecting amounts due from one or more key customers could harm our financial results.



WE DEPEND ON KEY PERSONNEL, ESPECIALLY MANAGEMENT AND TECHNICAL PERSONNEL, WHO MAY BE DIFFICULT TO ATTRACT AND RETAIN IN THE CURRENT MARKET WHERE COMPETITION FOR PERSONNEL IS INTENSE.

Our operations could be negatively affected if we lose key employees or are unable to attract and retain skilled employees.

We have historically encountered operational difficulties arising from our having an insufficient number of key personnel, particularly management and technical personnel. Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. Competition for qualified personnel is intense, and we cannot guarantee that we will be able to continue to attract and retain qualified personnel. Availability of qualified technical personnel varies from country to country, and may affect the operations of our subsidiaries in some parts of the world. Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed. In particular, if our growth strategies are successful, we may not have sufficient operational personnel to manage that growth and may not be able to attract the personnel needed. We do not maintain insurance to protect against the loss of key executives or employees. Further, we have agreements with some, but not all, employees, restricting their ability to compete with us after their employment terminates. Our future growth and operating results will depend on:

     -    our ability to continue to broaden our senior management group;

     -    our ability to attract, hire and retain skilled employees; and

     - the ability of our officers and key employees to continue to expand, train and manage our employee base.

WE ARE DEPENDENT UPON OUR WORLDWIDE SALES AND OPERATIONS; ECONOMIC, POLITICAL, MILITARY, REGULATORY, NATURAL DISASTER OR OTHER EVENTS IN A COUNTRY WHERE WE MAKE SIGNIFICANT SALES OR HAVE SIGNIFICANT OPERATIONS COULD INTERFERE WITH OUR SUCCESS OR OPERATIONS THERE AND HARM OUR BUSINESS.

We market and sell our products and services throughout the world. We have assembly facilities in the Netherlands, Finland, the United States, Japan, Hong Kong and Singapore, and manufacturing facilities in China and Malaysia.

We are subject to the risks inherent in doing business internationally, including:

     -    unexpected changes in regulatory requirements;

     -    fluctuations in exchange rates and currency controls;

     -    political and economic conditions and instability;

     - imposition of trade barriers and restrictions, including changes in tariff and freight rates;

     - the difficulty of coordinating our management and operations in several different countries;

     -    limited intellectual property protection in some countries;

     -    longer accounts receivable payment cycles in some countries;

     - in the case of our operations in Asia, the risk of business interruption and damage from earthquakes; and

     -    the burdens of complying with a variety of foreign laws.

In particular, our operations in China are subject to the economic and political uncertainties affecting that country. For example, the Chinese economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. This growth may continue to decrease and any slowdown may have a negative effect on our business.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM CHALLENGES BY THIRD PARTIES, PARTICULARLY IF OUR INTELLECTUAL PROPERTY RIGHTS ARE CHALLENGED UNDER THE LAW OF FOREIGN JURISDICTIONS WHICH DO NOT HAVE STRONG INTELLECTUAL PROPERTY RIGHTS LAWS. THESE TYPES OF CLAIMS COULD SERIOUSLY HARM OUR BUSINESS OR REQUIRE US TO INCUR SIGNIFICANT COSTS.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, non-disclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringements, or to protect us from the claims of others. In addition, patents issued to us may be challenged, invalidated or circumvented, our rights granted under those patents may not provide competitive advantages to us, and third parties may assert that our products infringe their patents, copyrights or trade secrets. Third parties could also independently develop similar products or duplicate our products.

In addition, monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology. The laws of some foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products more likely in these countries. If competitors are able to use our technology, our ability to compete effectively could be harmed.

There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. In the future, additional litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by us, which could have a material adverse effect on our business, financial condition and operating results. Furthermore, adverse determinations in this litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition and operating results.

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

The market price of our common shares has fluctuated substantially in the past. Between January 1, 1999 and December 31, 2000, the sales price of our common shares, as reported on the Nasdaq National Market, ranged from a low of $3.625 to a high of $37.625. The market price of our common shares will continue to be subject to significant fluctuations in the future in response to a variety of factors, including the risk factors discussed in this prospectus.

Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results.

Those fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of our common shares.

MEMBERS OF OUR MANAGEMENT CONTROL APPROXIMATELY 24.0% OF OUR VOTING POWER AND THEREFORE HAVE SIGNIFICANT INFLUENCE OVER MATTERS DETERMINED BY OUR SHAREHOLDERS.

Our directors and officers control approximately 24% of our voting power as of December 31, 2000. Accordingly, in the event they vote together in connection with matters submitted to a shareholder vote, such as the appointment of our management board by the shareholders, they will have significant influence on the outcome of those matters and on our direction and future operations.


OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS THAT MAY EXPOSE US TO LIABILITIES FOR NONCOMPLIANCE.



We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, manufacture and disposal of the toxic or other hazardous chemical by-products of, and water used in, our manufacturing processes. Any failure to comply with these laws could subject us to fines or other sanctions which could impair our operations or financial condition.



IF WE ARE NOT ABLE TO APPLY OUR NET OPERATING LOSSES AGAINST TAXABLE INCOME IN FUTURE PERIODS, OUR FINANCIAL RESULTS WILL BE HARMED.



Our future net income and cash flow will be affected by our ability to apply our cumulative net operating loss carry forwards, which totaled approximately E260 million for tax reporting purposes as of December 31, 2000, against taxable income in future periods. Changes in tax laws in the jurisdictions in which we operate may limit our ability to utilize our net operating losses.



ASM PACIFIC TECHNOLOGY IS A CONSOLIDATED SUBSIDIARY WHICH GENERATES A SIGNIFICANT PORTION OF OUR NET SALES, EARNINGS FROM OPERATIONS AND NET EARNINGS; ALTHOUGH WE CURRENTLY ARE A MAJORITY SHAREHOLDER, WE MAY NOT BE ABLE TO MAINTAIN OUR MAJORITY INTEREST, IN WHICH CASE THERE IS A SIGNIFICANT RISK THAT WE WOULD NO LONGER BE ABLE TO CONSOLIDATE ITS RESULTS OF OPERATIONS WITH OURS, WHICH WOULD HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR CONSOLIDATED EARNINGS FROM OPERATIONS.



We derive a significant portion of our net sales, earnings from operations and net earnings from the consolidation of the results of operations of ASM Pacific Technology with our results. As of December 31, 2000, we owned 54.9% of the equity of ASM Pacific Technology. If we do not maintain our majority interest in ASM Pacific Technology, there is a significant risk that we would no longer be able to consolidate its results of operations with ours. Any such determination of whether we could continue to consolidate would be based on whether we still have a "controlling financial interest" in ASM Pacific Technology within the meaning of United States generally accepted accounting principles. If we were to become unable to consolidate the results of operations of ASM Pacific Technology with our results, the results of operations of ASM Pacific
Technology would no longer be included in our earnings from operations but would instead be reflected as a separate line-item called "income from minority interest" in our consolidated statements of operations. This would have a significant negative effect on our consolidated earnings from operations. We maintain our majority interest in ASM Pacific Technology by purchasing shares in privately negotiated transactions and on the open market from time to time as necessary. ASM Pacific Technology has an employee share incentive program pursuant to which it can issue up to an aggregate of five percent of its total issued shares, excluding shares subscribed for or purchased under the program, to directors and employees as an incentive. When ASM Pacific Technology issues shares pursuant to this program, our ownership interest is diluted. In addition, our controlling interest could be diluted if ASM Pacific Technology issues additional equity. Although we intend to continue to purchase shares of ASM Pacific Technology in the open market as necessary to maintain our majority interest, we could lose our majority position if there is an insufficient number of shares available for purchase, if we fail to purchase shares in a timely manner, or if we do not have sufficient financial resources to purchase shares when our interest falls below 50.0%.



ALTHOUGH WE ARE A MAJORITY SHAREHOLDER, ASM PACIFIC TECHNOLOGY IS NOT OBLIGATED TO PAY DIVIDENDS TO US AND MAY TAKE ACTIONS OR ENTER INTO TRANSACTIONS THAT ARE DETRIMENTAL TO US.



ASM Pacific Technology is a Cayman Islands limited liability company that is based in Hong Kong and listed on the Hong Kong Stock Exchange. As of December 31, 2000, we owned 54.9% of ASM Pacific Technology through our wholly-owned subsidiary, Advanced Semiconductor Materials (Netherlands Antilles) N.V., a Netherlands Antilles company, and the remaining 45.1% of ASM Pacific Technology was owned by the public.



Although a majority of the directors of ASM Pacific Technology are affiliates of ASM International, they are under no obligation to enter into transactions that are beneficial to us. Issues and conflicts of interest may arise which might not be resolved in our best interests.



In addition, the directors of ASM Pacific Technology are under no obligation to declare a payment of dividends to ASM Pacific Technology's shareholders. As a shareholder of ASM Pacific Technology, we can approve the payment of dividends, but cannot compel their payment or size. With respect to the payment of dividends, the directors must consider the financial position of ASM Pacific Technology after the dividend. Since a substantial portion of our cash flows derives from the dividends we receive from ASM Pacific Technology, its failure to declare dividends in any year would have a negative impact on our cash position for that year.



The directors of ASM Pacific Technology owe their fiduciary duties to ASM Pacific Technology, and may approve transactions to which we are a party only if the transactions are commercially beneficial to ASM Pacific Technology. Further, under the listing rules of the Hong Kong Stock Exchange, directors who are on the boards of both ASM Pacific Technology and ASM International are not permitted to vote on a transaction involving both entities. This would disqualify three of the four affiliates of ASM International who currently serve on the board of ASM Pacific Technology from voting on any such transaction. In addition, an independent committee of the board of directors of ASM Pacific Technology and the shareholders other than ASM International and its affiliates must approve transactions involving both entities. Therefore, while our interests and the interests of ASM Pacific Technology may be aligned to the extent we are both part of the same corporate group, there can be no guarantee that the directors of ASM Pacific Technology will not take any actions that could be detrimental to us.



As a shareholder of ASM Pacific Technology, we can vote our shares in accordance with our own interests. However, we may not be entitled to vote on transactions involving both us and ASM Pacific Technology under the listing rules of the Hong Kong Stock Exchange and the Hong Kong Takeover Code. For example, under the Hong Kong Takeover Code, we would be excluded from voting if we were directly involved in a takeover of ASM Pacific Technology.



YOU MAY HAVE DIFFICULTY PROTECTING YOUR RIGHTS AS A SHAREHOLDER AND IN ENFORCING CIVIL LIABILITIES BECAUSE WE ARE A NETHERLANDS LIMITED LIABILITY COMPANY.



Our affairs are governed by our articles of association and by the laws governing limited liability companies formed in the Netherlands. Our executive offices and the majority of our assets are located outside the United States.
In addition, most of the members of our management board and supervisory board, executive officers, and some of the experts named in this prospectus are residents of jurisdictions other than the United States. As a result, it may be difficult for investors to serve process within the United States upon us, members of our management board or supervisory board, our executive officers, or experts named in this prospectus or to enforce against them in United States courts judgments of those courts, to enforce outside the United States judgments obtained against them in United States courts, or to enforce in United States courts judgments obtained against them in courts in jurisdictions outside the United States, in any action, including actions that derive from the civil liability provisions of the United States securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities that derive from the United States securities laws.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and the documents incorporated by reference in this prospectus contains forward-looking statements within the meaning of the United States federal securities laws. These statements include, among others, statements regarding use of proceeds, future expenditures, sufficiency of cash generated from operations, maintenance of majority interest in ASM Pacific Technology, business strategy, product development, product acceptance, market penetration, market demand, return on investment in new products, facility completion dates and product shipment dates. These statements may be found "Risk Factors," "Information about the Offering," and "Plan of Distribution." Forward-looking statements typically are identified by use of terms such as "believe," "anticipate," "estimate," "expect," "intend," "plan," "will," "may" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the matters discussed under "Risk Factors" and in other sections of this prospectus, which address various factors that could cause our actual results to differ from those in the forward-looking statements.

                         INFORMATION ABOUT THE OFFERING


         This offering is for 4,581,498 common shares to be offered for sale from time to time by us. We are selling shares pursuant to the terms of an equity line financing agreement between us and Canadian Imperial Holdings, Inc., the selling shareholder and underwriter. Under the terms of this agreement we can issue and sell to the underwriter up to $65,000,000 in the aggregate of our common shares over the 24 month period of the agreement, which began on July 6, 2000. We may sell up to $10,000,000 as often as every five trading days. If there is an uncured shortfall in the cash and stock collateral pledged to secure the $41 million in outstanding loans under our credit agreement with Canadian Imperial Bank of Commerce, we may sell up to an amount (subject to an aggregate maximum limit of the aggregate principal amount of loans outstanding under the credit facility, which amount is currently $41 million) which is sufficient to cure such shortfall. There is no minimum number or value of shares we must put to the underwriter each time we elect to issue and sell shares. The underwriter is not required to purchase our common shares if the a purchase would cause the aggregate number of our common shares owned by the underwriter or any of its affiliates, including those purchased during the previous 60 days, to exceed 9.9% of all of our issued and outstanding common shares. The underwriter is obligated to purchase the shares from us for a purchase price equal to 95.5% of the simple average of the volume weighted average trading price during the five trading days preceding the date of sale, except that in the case of an issuance and sale by us of more than $10,000,000 to cure a collateral value shortfall under our Canadian Imperial Bank of Commerce credit agreement, the volume weighted average trading price is measured over the following number of trading days prior to the date of sale:


         Value of Shares                                            Trading Days
         More than $10 million; less than $20 million               10
         More than $20 million; less than $30 million               15
         More than $30 million; less than $40 million               20
         More than $40 million; less than $50 million               25

         The net aggregate proceeds from the sale of the 4,518,498 common shares we are offering could be up to $65 million (or E59 million).


         There is no assurance, however, that we will issue any shares or receive any proceeds from the equity line and, under its terms, it is possible that no shares will be issued.


         We may use the net proceeds, if any, for the repayment of amounts borrowed under our credit agreement with Canadian Imperial Bank of Commerce, working capital and general corporate purposes, which may include capital expenditures to enlarge manufacturing and assembly capacity, development of new products or technologies, or the acquisition of or investment in businesses, licenses, products or technologies that are complementary to our business. We borrowed $69 million under this two-year credit facility, $41 million of which was outstanding at March 5, 2001. The interest rate on the borrowing is a variable interest rate linked to the Interbank Offered Rates. The funds borrowed were used to purchase approximately 4.7% of the outstanding common shares of our subsidiary, ASM Pacific Technology Limited. From time to time, we have discussed potential strategic acquisitions or investments with third parties. We are not currently discussing any such acquisitions or investments and have no agreements or commitments to complete any such transactions.

         Pending our use of the proceeds of this offering, if any, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

         For purposes of estimating net proceeds in this section, United States dollars have been converted to Euros at the noon buying rate in New York City on February 20, 2001 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9096 Euros per United States Dollar.


         Canadian Imperial Holdings, Inc. is an indirect, wholly-owned subsidiary of Canadian Imperial Bank of Commerce.


                                 CAPITALIZATION

         The following table shows our cash and cash equivalents and our capitalization as of January 31, 2001 on an actual basis and as adjusted to reflect the maximum of US$65 million proceeds from the proposed offering of common shares, after deducting fees and expenses.

                                                           JANUARY 31, 2001
                                                     ---------------------------
                                                        ACTUAL       AS ADJUSTED
                                                     ------------    -----------
                                                     (EUROS IN THOUSANDS, EXCEPT
                                                       SHARE AND PER SHARE DATA)
Cash and cash equivalents(1) ....................... Euro 114,490   Euro 138,011
                                                     ------------   ------------
Total debt:
  Notes payable to banks ........................... Euro  16,892   Euro  16,892
  Current portion of long-term debt ................       31,459          1,116
  Long-term debt ...................................       25,614         11,454
    Total debt .....................................       73,965         29,462

Stockholders, equity:
  Common shares: Nlg. 0.01 par value; 60,000,000
  shares authorized 48,830,680 issued and
  outstanding, actual and outstanding, as
  adjusted(2) .....................................           221            242

Additional paid-in capital ........................       252,802        320,805

  Retained earnings ...............................        64,415         64,415

  Cumulative other comprehensive (loss) income ...         (3,755)        (3,755)

Total stockholders equity ........................        313,683        381,707
                                                     ------------   ------------
  Total capitalization ...........................   Euro 387,648   Euro 411,169
                                                     ============   ============

------------------------

(1) Cash and cash equivalents of ASM Pacific Technology, are restricted to use in the operations of ASM Pacific Technology only. At January 31, 2001, such restricted cash and cash equivalents amounted to euro 99.8 million (actual) and euro 99.8 million (as adjusted)

(2) The actual share number is based on common shares outstanding as of January 31, 2001 but excludes:

     - 811,807 common shares issuable upon exercise of outstanding options with a weighted average exercise price of $6.32 per common share; and

     - 200,000 common shares issuable upon exercise of outstanding warrants, with an exercise price of $9.81375 per share.

(3) The net proceeds have been converted into Euros at the noon buying rate in New York City on February 20, 2001 for cable transfers payable in Euros as certified for customs purposes by the Federal Reserve Bank of New York, which was 0.9096 Euros per United States dollars.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the common shares offered hereby will be passed upon for us by the Stibbe law firm of The Netherlands. We are being represented as to some United States legal matters by Quarles & Brady Streich Lang LLP of Phoenix, Arizona.

         The chairman of our board of supervisory directors is a partner at Stibbe and owns 300,000 common shares.

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference to ASM International N.V.'s Annual Report on Form 20-F as of December 31, 2000 and 1999 and for each of the three year periods ended December 31, 2000 have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION


         Our rights to cause Canadian Imperial Holdings, Inc. ("CIHI") to purchase our common shares to be offered hereby are set forth in an equity line financing agreement between us and CIHI. CIHI is the selling shareholder and underwriter of the common stock offered by this prospectus. CIHI is located at 425 Lexington Avenue, New York, New York 10017 and is an indirect, wholly-owned subsidiary of Canadian Imperial Bank of Commerce.


         CIHI's obligation to purchase our common shares under the equity line financing agreement is subject to the satisfaction of various conditions, including:

- our registration statement in respect of such shares must remain effective under the Securities Act of 1933;

-        our common shares must continue to trade on the Nasdaq National Market;
         and

- CIHI may not become the beneficial owner, at any time, of more than 9.9% of our outstanding common shares.

         CIHI may terminate the equity line without further obligation to us only if CIHI determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for CIHI to fulfill its obligations under the equity line agreement.


         Our par value Nlg. 0.01 common shares registered with Citibank, N.A., New York in the United States are quoted on the Nasdaq National Market under the symbol "ASMI." The common shares registered with ABN AMRO Bank, Breda, the Netherlands, are in bearer form and are traded on the Euronext Amsterdam under the symbol "ASM." The 4,581,498 shares of common stock that are being offered by this prospectus are common shares registered with Citibank, N.A.


        CIHI has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including:

- purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

- a block trade in which a broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

-    in privately negotiated transactions.

         CIHI may not make any sales in anticipation of purchasing shares under this registration statement with the intention of reducing the price of our common stock price for the benefit of CIHI. In connection with the distributions of common stock or otherwise, CIHI may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers may in engage in short sales of our common stock in the course of hedging the positions they assume with CIHI. CIHI may also pledge our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sales pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In any sale involving a broker-dealer, CIHI may engage the services of CIBC World Markets Corp., an affiliate of CIHI. In effecting sales, brokers, dealers or agents engaged by CIHI may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. CIHI may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised CIHI that the anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of common stock in the market and to the activities of CIHI and its affiliates. In addition, we will make copies of this prospectus available to CIHI and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The equity line agreement provides that we must indemnify CIHI in certain circumstances against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriter is required by the equity line agreement to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that we may be required to make in respect of those liabilities.

                             THE SELLING SHAREHOLDER


         As of the date of this Registration Statement, CIHI does not beneficially own any shares of our common stock. We are unable to predict the actual number of shares that will be sold to or by CIHI in connection with this offer. All shares, if any, to be offered by this prospectus will be offered by CIHI as underwriter and selling shareholder. CIHI may elect to sell some, all or none of the shares purchased from us, in its sole discretion. CIHI has not held any position or office with us or any of our affiliates within the past three years.



         The following employees of CIHI may be deemed to have or share voting or investment control over any shares of our common stock held by CIHI:


         Name                    Position with CIHI
         ----                    ------------------
         Paul D. Rogers          President
         Michael G. Capatides    Managing Director
         Richard Hassard         Managing Director
         Lorne Robbins           Managing Director
         Joyce Burns             Executive Director
         Bruce A. Renihan        Chief Financial Officer

                              EXPENSES OF THE ISSUE

         Following, in tabular form, is a description of CIHI's compensation and other expenses that we will bear:

          Underwriter's Compensation
          --------------------------
          Discounts                                    4.5% of the per share price
          Commissions                                  0
          Other Compensation                           0

          Our Other Expenses                           Estimated Fee (in US Dollars)
          ------------------                           -----------------------------
          Registration Fees                            $  16,250
          Taxes (federal, state and local)                     0
          Premiums paid to insure directors and
          officers for liabilities in connection
          with the registration                                0
          Cost of Printing                                10,000
          Legal Fees                                     106,250
          Accounting Expenses                             50,000
          Nasdaq National Market Listing Fees             17,500
                                                       ---------
                    Total                              $ 200,000

        WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT ASM INTERNATIONAL

         We have filed with the SEC a registration statement on Form F-3, including exhibits and schedules, in connection with the common shares to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common shares to be sold in this offering, please refer to the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

         We also file annual and special reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Commencing with filings made this year, such material may also be obtained at the Internet site the SEC maintains at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below:

-    our annual report on Form 20-F for the year ended December 31, 2000;


-    our Form 6-K dated March 26, 2001; and


- the description of our share capital contained in our Form 8-A Registration Statement filed on April 3, 1985, which is updated by our Form 6-K filed on March 14, 2000.

         We also incorporate by reference any annual reports filed on Form 20-F and any special reports filed on Form 6-K until all of the common shares that are part of this offering have been sold. We may incorporate the Forms 6-K by stating in those forms that they are being incorporated into this prospectus.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded.

         You may request a copy of these filings, at no cost, by contacting us at the following address, telephone number or web address:

                                   ASM International N.V.
                                   Jan van Eycklaan 10
                                   3723 BC Bilthoven
                                   The Netherlands
                                   Attention: Robert de Bakker
                                   Vice President of Finance and Chief Financial Officer
                                   (011) (31) 30 229 8506
                                   www.asm.com

Part II:          Information Not Required in Prospectus

Item 8:  Indemnification of Directors and Officers

         We have a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances.

         The indemnification provided above is not exclusive of any rights to which any of our directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9:  Exhibits

         See Exhibit Index following the Signatures page which is incorporated into this prospectus by reference.

Item 10:          Undertakings

The undersigned registrant undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                    (i)      Include any prospectus required by
         Section 10(a)(3) of the Securities Act;

                                    (ii)     Reflect in the prospectus any facts
         or events which, individually or together, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof). Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii)    Include any additional or changed
         material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by
         Item 8.A of Form 20-F.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form F-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bilthoven, the Netherlands, on April 19, 2001.


                                   ASM INTERNATIONAL N.V.

                                   By: /s/ Arthur H. del Prado
                                       -----------------------
                                   Arthur H. del Prado, Managing Director
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.*

                 NAME                                     TITLE
                 ----                                     -----

/s/ Arthur H. del Prado                  Managing Director, President and Chief
-------------------------------          Executive Officer (Principal Executive
Arthur H. del Prado                      Officer)

/s/ Robert de Bakker                     Chief Financial Officer (Principal
-------------------------------          Financial and Accounting Officer)
Robert de Bakker


         **                              Managing Director and Vice President of
-------------------------------          Asian Operations
Patrick Lam See-Pong



         **                              Chairman of the Supervisory Board
-------------------------------
Paul C. van den Hoek




         **                              Supervisory Director
-------------------------------
Jacobus den Hoed RA




         **                              Supervisory Director
-------------------------------
Ferdinand C. Rauwenhof




         **                              Supervisory Director
-------------------------------
Johan Danneels


----------


*  Each of these signatures is affixed as of April 19, 2001.




** By: /s/ Robert de Bakker
      ---------------------
      Robert de Bakker
      Attorney-in-Fact

                            AUTHORIZED REPRESENTATIVE


Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of ASM International N.V. and has duly caused this registration statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona on April 19, 2001.


                                   ASM AMERICA INC.,
                                   a Delaware corporation
                                   (Authorized U.S. Representative)

                                   By: /s/ Arthur H. del Prado
                                   Name: Arthur H. del Prado
                                   Title: Chairman of the Board

                             ASM INTERNATIONAL N.V.

                                  Exhibit Index
                                       To

                                Amendment No. 1
                                       To
                       Registration Statement On Form F-3



Exhibit No.              Description                                   Incorporated by Reference to:              Filed Herewith
------------------------------------------------------------------------------------------------------------------------------------
1.1                      Equity Line Financing Agreement               Exhibit 23.1 to Registrant's Form
                                                                       6-K filed on September 6, 2000.
------------------------------------------------------------------------------------------------------------------------------------
1.2                      Amendment No. 1 to the Equity  Line           Exhibit 4.9 to the Registrant's Form
                         Financing Agreement                           20-F filed on March 9, 2001.
------------------------------------------------------------------------------------------------------------------------------------
4.1                      Articles of Association of Registrant,        Exhibit 4.1 to Registrant's
                         with English translation                      Registration Statement on Form F-3
                                                                       filed on December 15, 1997
------------------------------------------------------------------------------------------------------------------------------------
5.1                      Opinion of counsel with respect to                                                       X
                         legality of securities being offered.
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10.1                     Credit Agreement                              Exhibit 23.2 to Registrant's Form
                                                                       6-K filed on September 6, 2000.
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10.2                     Amendment No. 1 to the Credit Agreement       Exhibit 4.11 to the Registrant's
                                                                       Form 20-F filed on March 9, 2001.
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10.3                     Registration Rights Agreement                 Exhibit 23.3 to Registrant's Form
                                                                       6-K filed on September 6, 2000.
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10.4                     Amendment No. 1 to the Registration           Exhibit 4.13 to the Registrant's
                         Rights Agreement                              Form 20-F filed on March 9, 2001.
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10.5                     Security Agreement                            Exhibit 23.4 to Registrant's Form
                                                                       6-K filed on September 6, 2000.
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10.6                     Amendment No. 1 to the Security Agreement     Exhibit 4.15 to the Registrant's
                                                                       Form 20-F filed on March 9, 2001.
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23.1                     Consent of Deloitte & Touche Accountants                                                 X
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23.2                     Opinion of Counsel                                                                       See 5.1 above
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24.1                     Power of Attorney*
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*  Previously filed.



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